Exhibit 4.42

Execution Copy

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement is entered into as of the 15th day of November 2007, by and between:

1.	Ituran Location and Control Limited, a company organised under the laws of the State of Israel of 3 Hashikma Street, Azour, Israel (the “Seller”);

2.	Telematics Wireless Ltd, a company organised under the laws of the State of Israel of 26 Hamalacha Street Industrial Zone, Holon, Israel (the “Company”);

3.

ST Electronics (Info-Comm Systems) Pte Ltd, a company incorporated in Singapore and having its registered office at 100 Jurong East Street 21, Singapore 609602 (hereinafter referred to as “STEE InfoComm” or the “Purchaser”);

WHEREAS:

(A)

Immediately prior to the Closing, the Seller shall be the owner of 2,960,633 Ordinary Shares and 10 Management Shares in the Company, equal to 93.93% (the “Shareholding Percentage”) of the issued and outstanding share capital (not including dormant shares) of the Company;

(B)	Immediately prior to the Closing, the Continuing Shareholders shall be the owners collectively of the Continuing Shareholder Shares, equal to the Continuing Shareholder Percentage;

(C)	The Seller wishes to sell such shares in the Company to the Purchaser, free and clear of all Security Interests, in accordance with the terms of this Agreement; and

(D)	The Purchaser wishes to acquire such shares in the Company in accordance with the terms of this Agreement.

NOW THEREFORE, the parties agree as follows:

1.	DEFINITIONS

	1.1	The following terms shall have the following meanings:

$	US Dollars

Adjustment Amount	As defined in Section 2.2(h).

Adjustment Escrow	As defined in Section 2.2(h).

Adjustment Escrow Agreement	As defined in Section 2.2(h).

Affiliate

An entity controlling, controlled by or under common control with a person and if such entity is a person, then the immediate family of such person. For the purpose of this definition of Affiliate, “control” shall mean the ability to direct the activities of the relevant entity and shall include the holding of 50% or more of the issued and outstanding share capital, voting rights or other ownership interests of such entity or the right to appoint 50% or more of the directors (or the equivalent thereof) in such entity.

Baal Inyan	As defined in Section 3.2(a).

Board of Directors	The board of directors of the Company.

Business Day	A day on which the major banks are open in both Israel and Singapore.

Cash

Cash in hand or on deposit at a bank or financial institution, certificates of deposit maturing within one year after any relevant date of calculation, debt obligations of the State of Israel, the United States of America or any member state of the European Union and any other customary cash equivalent investment, including portfolio investments in marketable securities. Cash shall exclude both short - long -term customer advances.

Closing	As defined in Section 2.2.

Closing Date	As defined in Section 2.2.

Closing Date Balance Sheet

The Company’s pro forma balance sheet listing all assets and liabilities of the Company, including the balance of Cash and Debts, on a consolidated basis as at the Closing Date in the form attached hereto as Schedule 1(a) and prepared by the Company in accordance with GAAP consistently applied with the Company’s past practice.

Closing Date Financial Statements	As defined in Section 2.5.

Continuing Shareholders	The shareholders of the Company listed in Appendix A.

Continuing Shareholder Percentage	5.50% of the issued and outstanding share capital of the Company (not including dormant shares).

Continuing Shareholder Shares	173,337 Ordinary Shares of the Company.

Current Ratio	The quotient of the Company’s current assets to current liabilities.

Damages	As defined in Section 7.1.

Debt

All indebtedness of the Company and the Subsidiaries of the Company, including all the monetary debts, borrowings, loans, draw-downs under any lines of credit, any convertible loan that has not been converted or repaid prior to or at the Closing, transaction expenses that have not been paid prior to the Closing, any finance lease, any sale of receivables other than on a non-recourse basis, any amount raised under a transaction having the commercial effect of a borrowing (including advance payments from customers) and any non-ordinary course financial commitments to Employees in connection with the transactions contemplated hereby or the Closing which have not been satisfied prior to or at the Closing, tax liabilities payment of which are due and not yet been paid, accrued bonuses, but excluding trade debt incurred in the ordinary course of business, such as accounts payable.

Dividend Distribution Immediately Prior to Closing

Repurchase of 185,404 ordinary shares of the Company for the aggregate purchase price of $5,000,000 from the Seller, which upon repurchase by the Company shall become dormant. Such repurchase shall not be taken into account in any reduction in the Purchase Price pursuant to Sections 2.1(ii)-(iv) and for the purpose of calculating the Quick Ratio and Current Ratio.

Employee Matters	As listed in Section 7.1

Employees	All employees employed by the Company and the Subsidiary.

Enterprise Value	$85,000,000, as adjusted in accordance with Section 2.1(a)(iii).

Escrow	As defined in Section 2.2(g)

Escrow Agreement	As defined in Section 2.2(g)

Escrow Amount	As defined in Section 2.2(g)

Expert	As defined in Section 2.5.

Financial Statements	As defined in Section 3.3

Fully Diluted Basis	As defined in Section 2.1(a)(i).

GAAP	Generally accepted accounting principles in the United States.

Grants	As defined in Section 3.12.

Indemnified Party	As defined in Section 7.3.

Indemnifying Party	As defined in Section 7.3.

Intellectual Property

All intellectual property rights, whether or not patentable, including without limitation, rights in algorithms, binary code, brands, business methods, computer programs, computer software, concepts, confidential information, firmware, composition of matter or materials, certification marks, collective marks, copyright, customer lists, data, databases, designs (whether registered or unregistered), derivative works, discoveries, distributor lists, documents, domain names, file layouts, formulae, goodwill, ideas, improvements, industrial designs, information, innovations, inventions, integrated circuits, know-how, logos, manufacturing information, mask works, materials, methods, moral rights, object code, original works of authorship, patents, patent applications, patent rights, including but not limited to any and all continuations, divisions, reissues, re-examinations or extensions, plans, processes, proprietary technology, reputation, research results, research records, semiconductor chips, service marks, software, source code, specifications, statistical models, supplier lists, systems, techniques, technology, trade secrets, trademarks, trade dress, trade names, trade styles, and technical information, and any rights analogous to the foregoing.

Key Management	The management of the Company listed in Schedule 1(b).

KLIC	As defined in Section 3.7(d)

Management Shares	The Management Shares of the Company, nominal value of NIS 1.00 each.

Material Contracts	As defined in Section 3.7(a).

Minimum Net Cash	Net Cash in an amount equal to $3.5 million.

Minimum Net Tangible Assets	Net Tangible Assets is equal to the consolidated shareholders’ equity, net of goodwill and intangible assets of the Company, at a minimum of $16 million at Closing.

NTA Shortfall	As defined in Section 2.1(a)(iv).

Net Cash	Cash less Debt at Closing.

OCS	As defined in Section 3.12.

Ordinary Shares	The Ordinary Shares of the Company, nominal value of NIS 1.00 each.

Organisational Documents	In respect of any entity, the memorandum of association, articles of association, certificate of incorporation, by-laws, certificate(s) of designation or other constitutional documents of any type.

Purchase Price	As defined in Section 2.1.

Purchase Shares	As defined in Section 2.1.

PwC	As defined in Section 2.5.

Quick Ratio	The quotient of the Company’s current assets less inventory and contracts in process to the Company’s current liabilities, in each case on a consolidated basis.

Security Interest

any interest or equity of any person (including any right to acquire, option, or right of pre-emption) or any mortgage, charge, pledge, lien, attachment, assignment or any other encumbrance or security interest or arrangement of whatsoever nature over or in the relevant property.

Shareholding Percentage	As defined in the recitals hereto.

Subsidiary	Telematics Wireless Corp., a private company incorporated under the laws of Delaware.

Tax

Any past, present and future income, value added and other taxes, levies, imposts, deductions, charges and withholdings in the nature of taxes whatsoever (including, without limitation, taxes concerning income, capital gains, sales, value added, franchise, withholding, payroll, employment, social security, severance, stamp or property tax) together with linkage differentials, interest thereon and penalties with respect thereto, if any, and any payments made on or in respect thereof.

Tax Exempt Income

Any tax exempt income under section 51 of the Law for Encouragement of Capital Investments, 1959 (the “Encouragement Law”) as in effect prior to amendment number 60 of the Encouragement Law, and any tax exempt income under sections 51-51N of the Encouragement Law as is currently drafted (i.e. any income from an “Alternative Route” or from “Benefited Plans”).

2007 Profit Threshold	As defined in Section 2.1(a)(iii)

2008 Profit Threshold	As defined in Section 2.1(a)(iii)

1.2	Words and defined terms denoting the singular number include the plural and vice versa and the use of any gender shall be applicable to all genders.

1.3	The paragraph headings are for the sake of convenience only and shall not affect the interpretation of this Agreement.

	1.4	The recitals, schedules, appendices, annexes and exhibits hereto form an integral part of this Agreement.

2.	PURCHASE AND SALE OF THE SHARES

	2.1(a)	Agreement to Purchase and Sell

(i)

Subject to and in accordance with the terms and conditions of this Agreement, the Seller shall sell to the Purchaser, and the Purchaser shall purchase from the Seller a total of 10 Management Shares and 2,960,633Ordinary Shares (the “Purchase Shares”), constituting at the Closing all of the Management Shares and the Shareholding Percentage of the issued and outstanding shares of the Company on a fully diluted basis (including but not limited to all warrants, options, convertible securities and convertible debt, but not including dormant shares) as of the date of Closing, as represented in the Capitalisation Table set out in Schedule 3.2(a) (“Fully Diluted Basis”) for an aggregate purchase price not exceeding US$79,842,897.00 (the “Purchase Price”), as adjusted below.

(ii)

The Purchase Price shall be based on an Enterprise Value for 100% of the fully diluted shares of the Company such that the Purchase Price shall equal the Shareholding Percentage times Enterprise Value. Enterprise Value assumes Net Cash at Closing in an amount not less than Minimum Net Cash. In the event that Net Cash at Closing is less than the Minimum Net Cash, such shortfall shall be deducted from the Purchase Price.

(iii)

In the event that the profit before tax of the Company as appearing in the audited financial statements for the Company for the calendar years 2007 is less than US$7,681,000 (the “2007 Profit Threshold”), the Enterprise Value shall be reduced, based on the following formula:

Reduction in Enterprise Value = Shortfall below US$7,681,000 x 1.975 provided that if the profit before tax as appearing in the audited financial statements of the Company for the calendar year 2008 exceeds $9,953,000 (the “2008 Profit Threshold”), the reduction in Enterprise Value shall be decreased, based on the following formula:

Decrease in Reduction of Enterprise Value = Excess above US$9,953,000 x 1.975.

If the operating expenses of the Company in the last quarter of 2007 are higher or lower than the average quarterly operating expenses of the Company for the first three quarters of 2007 by a factor of more than 5%, the amount of the excess above 5% (higher or lower) shall be disregarded in calculating the profit before tax for the Company for the calendar year 2007.

For the avoidance of any doubt, the Enterprise Value shall not be increased even if the profit before tax of the Company for the calendar year 2007 or 2008 exceeds the 2007 Profit Threshold or the 2008 Profit Threshold respectively.

The Purchaser shall provide the Seller with the 2007 and 2008 Financial Statements immediately following their publication for the purpose of verifying the calculations made pursuant to this section.

(iv)

The Purchase Price shall be reduced by any shortfall in the consolidated Net Tangible Assets of the Company on the Closing Date below the Minimum Net Tangible Assets (“NTA Shortfall”). Such shortfall shall reduce the Purchase Price by the formula: Shareholding Percentage times NTA Shortfall.

(v)

If the Current Ratio calculated in accordance with the Closing Date Balance Sheet shall be less than 1.7, or if the Quick Ratio calculated in accordance with the Closing Date Balance Sheet shall be less than 1.5, the Purchase Price will be reduced by Shareholding Percentage times the amount that must be added to the current assets of the Company in order to cause the Current Ratio and the Quick Ratio to be satisfied as of the Closing Date.

2.1(b)	The Parties agree and acknowledge that prior to the Closing and subject thereto, the Dividend Distribution Immediately Prior to Closing shall be performed by the Company and Seller.

2.2	Closing

The Closing of the purchase and sale of the Purchase Shares (the “Closing”) shall take place at the offices of Herzog, Fox & Neeman, 4 Weizmann St., Tel Aviv, Israel, within seven (7) Business Days of the satisfaction of all the conditions precedent to Closing as set out herein, or thereafter at such other time, date and place as may be mutually agreed by the parties in writing (the time and date of the Closing being herein referred to as the “Closing Date”). In the event that the Closing does not take place within 120 days of the date of this Agreement, this Agreement shall be deemed to be terminated without giving rise to any right or claim by any party hereto, excluding claims for breaches of obligations by any party hereto prior to such termination.

At the Closing, the following actions and occurrences will take place, all of which shall be deemed to have occurred simultaneously and no action shall be deemed to have been completed and no document or certificate shall be deemed to have been delivered, until all actions are completed and all documents and certificates delivered:

(a) The Seller will deliver to the Purchaser:

(i)	share transfer forms for the Purchase Shares duly executed by the Seller in favour of the Purchaser (or as it shall otherwise in writing direct) accompanied by their respective share certificates;

(ii)	such waivers, consents or such other documents as may be required to give good title to the Purchase Shares and to enable the Purchaser or its nominees to become their registered holders;

(iii)

the resignation of the existing directors of the Company as set out in Schedule 2.2(a)(iii) with a written acknowledgment from each such resigning director that he has no claim or has relinquished all existing or potential claims whatsoever against the Company or the Purchaser whether in respect of compensation for loss of office, damages, loans or otherwise, except any claims that are covered under any indemnity undertaking of the Company and/or covered by the current directors and officers insurance policy of the Company disclosed by the directors prior to the date hereof or for any event arising after the date hereof, disclosed prior to the Closing;

(iv)	the opinion of legal counsel to the Seller, dated as of the Closing Date, substantially in the form attached hereto as Schedule 2.2(a)(iv);

(v)	the opinion of legal counsel to the Company, dated as of the Closing Date, substantially in the form attached hereto as Schedule 2.2(a)(v); and

(vi)	Certification from the Seller confirming the matters referred to in Section 2.3(a) and (b), in the form attached hereto as Schedule 2.2(a)(vi).

(vii)	the payment of accrued bonuses for the Company’s management and staff for the period in 2007 up to Closing accompanied by such documentary proof evidencing the same.

(viii)	a copy of the Company’s bank statements covering the period from July 1, 2007 until Closing.

(b)

The Seller will procure that a board meeting of the Company be held at Closing at which: (i) there shall be submitted and accepted the resignations of the outgoing directors as referred to in Section 2.2(a)(iii); (ii) the transfers of the Purchase Shares shall be approved for registration and new share certificates issued in favour of the Purchaser or its nominees shall be delivered to the Purchaser; (iii) new signatory rights of the Company shall be adopted as approved by the Purchaser; and (iv) the appointment of new directors by the Purchaser pursuant to Section 2.2(e).

(c)

The Company shall record the transfer of the Purchase Shares from the Seller to the Purchaser on the Company’s shareholders’ register and other records and, promptly after the Closing, the Company shall make all filings and registrations as may be necessary to perfect such transfer and shall deliver copies thereof to the Purchaser. The Company shall cancel any options, warrants or other rights to purchase or to convert any security or obligation into any shares of its share capital.

(d)

The Purchaser shall pay the Purchase Price less the Escrow Amount and the Adjustment Amount to the Seller in immediately available funds to the account of the Seller at Bank Hapoalim, Branch No. 641 (Nahalat Yitzhak), Account No. 507860, SWIFT: POALILIT, Account Name: Ituran Location and Control. Such payment shall be in U.S. dollars.

Notwithstanding the foregoing, the Purchaser shall be entitled to withhold from any payments due hereunder any amounts it is required by Israeli law to withhold in respect of any Israeli withholding tax at the maximum rate for such withholding, unless the Purchaser is provided with an exemption from such withholding tax in respect of such payment. The Purchaser acknowledges receipt of such exemption for payment of the Purchase Price.

(e)	The Purchaser shall deliver to the Company a written notice of the appointment of Mr. Lau Thiam Beng to the Board of Directors.

(f)

The Company shall deliver to the Seller, full, unconditional and irrevocable release of the Seller’s guarantee for the Company (a) from Bank Hapoalim B.M. and (b) from Atmel Sarl (or alternatively, provide an irrevocable and unconditional indemnification from the Purchaser, reasonably satisfactory to the Seller, for any liability on the part of the Seller in respect of the said guarantee in favour of Atmel Sarl).

(g)

The Purchaser shall deposit the amount of $7.5 million into an escrow account (the “Escrow Amount” and the “Escrow”, respectively). Subject to the provisions of Section 7 below, the Purchaser will be entitled to be indemnified from the Escrow for the matters set forth in Section 7.1, or as otherwise set forth in this Agreement. Upon the second (2nd) anniversary of the Closing Date, all remaining amounts in the Escrow will be delivered to the Seller less the amount of any pending claims, all in accordance with and subject to the terms and procedures of the Escrow Agreement in the form attached as Schedule 2.2(g) hereto (the “Escrow Agreement”). It is clarified that recourse by the Purchaser against the Escrow shall not limit or impair any right or remedy to which the Purchaser may be entitled pursuant to law or this Agreement.

(h)

The Purchaser shall deposit the amount of US$5 million (the “Adjustment Amount”) into a separate escrow account (the “Adjustment Escrow”). In the event that the profit before tax of the Company as appearing in the audited financial statements of the Company for the calendar year 2007 is no less than the 2007 Profit Threshold, and no adjustments are required pursuant to Section 2.1(ii), (iv) and (v), the Adjustment Amount shall immediately be released to the Seller. In any other case, the Adjustment Amount (or any part thereof representing any possible reduction in the Purchase Price as a result of an adjustment to the Enterprise Value in accordance with Section 2.1 (a)(ii)-(v) above) shall be retained in the Adjustment Escrow until publication of the audited financial statements of the Company for the calendar year 2008. Subject to the aforesaid, the Adjustment Amount shall be dealt with in accordance with and subject to the terms of the escrow agreement in the form attached as Schedule 2.2(h) hereto (the “Adjustment Escrow Agreement”). It is clarified that recourse by the Purchaser against the Adjustment Escrow shall not limit or impair any right or remedy to which the Purchaser may be entitled pursuant to law or this Agreement.

2.3	Purchaser’s Conditions to Closing

The Purchaser’s obligations to consummate the purchase of the Purchase Shares hereunder are subject to the fulfilment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived by the Purchaser):

(a)

the representations and warranties of Seller were true and correct in all material respects when made and shall be true and correct in all material respects at the Closing as though made again at the Closing Date;

(b)	the Seller shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by them prior to or at the Closing;

(c)

the execution and the delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been approved by all regulatory authorities or third parties whose approvals are required by law or necessary to preserve the rights and benefits currently enjoyed by the Company after the Closing. Without limiting the generality of the foregoing, such approvals include the Investment Centre, the Israeli Anti-Trust Authority (unless confirmation is received from the Israeli Anti-Trust Authority that no antitrust approval is required in Israel) and the Ministry of Communications regarding the Company’s Trade License for Establishment and Maintenance of Communication Stations;

(d)

no action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit or obtain substantial damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby;

(e)

the Purchaser shall have received a true and correct copy of every consent, approval and waiver required for the execution of this Agreement and the consummation of the transactions contemplated hereby;

(f)

all corporate and other proceedings in connection with the approval and fulfilment of this Agreement (and any of its ancillary documents, schedules or exhibits), including all transactions contemplated at the Closing and all documents incident thereto, including the implementations of the provision thereof, shall have been taken in a manner satisfactory in form and substance to the Purchaser and the Purchaser shall have received counterpart original / certified copies of such documents;

(g)

between the date of this Agreement and the Closing Date, there shall have been no material adverse change in the business, operations, condition (financial or otherwise), assets or liabilities of the Company or the Subsidiary (or any material adverse change in any of the Ituran, Arad, Korea or China projects beyond that described in Schedule 3.4(a)). Without derogating from the above, it is clarified that an unconditional notice in writing from KLIC stating that the Second Phase and Third Phase of the project in Korea are terminated shall be deemed a material adverse change pursuant to this Agreement (regardless of the reason for such termination);

(h)

All shareholders of the Company shall have irrevocably waived any rights of first refusal and preemptive rights applying to the purchase of the Purchase Shares by the Purchaser or any future issuance of shares of the Company.

(i)

All options or shares, as applicable, granted pursuant to prior employee option plans or restricted stock plans shall have been either in the case of options expired or fully exercised, or in the case of shares under restricted stock plans, shares shall no longer be eligible for issuance, except for new shares for Key Management issued immediately prior to the Closing.

(j)	The Continuing Shareholders shall continue to hold the Continuing Shareholder Shares constituting the Continuing Shareholder Percentage.

	(k)	The Company shall have delivered to the Purchaser the Closing Date Balance Sheet, at least three Business Days prior to the Closing.

	(l)	The Company shall continue to own 100% of the issued shares and all other rights of the Subsidiary, and 10.28% of the issued shares of Locationet Ltd.

	(m)	All charges registered against the assets of the Company shall have been discharged (except for charges in favour of banks for extending ordinary business credit lines to the Company).

(n)

The Company shall have made a provision in its books and records with respect to ageing inventory in an amount of $524, 000 less any amount paid to the Company by the Seller by way of purchase price for any of the inventory referred to in Schedule 2.3(n) hereto.

2.4	Seller’s Conditions to Closing

The Seller’s obligations to consummate the sale of the Purchase Shares to the Purchaser at the Closing are subject to the fulfilment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived by the Seller):

(a)	all representations and warranties of the Purchaser contained herein shall be true and correct in all material respects at the time of the Closing as though made again at that time;

(b)	the Purchaser shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by the Purchaser prior to or at the Closing; and

(c)	the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, shall have been approved by all regulatory authorities required by law.

(d)

no action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit or obtain substantial damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby.

2.5	Post-Closing Adjustment

The Company shall prepare, in accordance with GAAP applied on a consistent basis with the historical Financial Statements, a balance sheet, income statements and cash flow statements for the period starting on July 1, 2007 and ending on the Closing Date (the “Closing Date Financial Statements”). Such Closing Date Financial Statements shall be reviewed or audited, at the discretion of the Purchaser, by auditors selected by the Purchaser.

The Closing Date Financial Statements shall be prepared and delivered to the Seller within 120 days of the Closing. The parties shall thereupon make the adjustments to the Purchase Price referred to in Section 2.1(a)(ii), (iv) and (v), based on the amounts reflected in the Closing Date Financial Statements. If there is any discrepancy between:

(x)	the Purchase Price adjusted as aforesaid in accordance with the amounts reflected in the Closing Date Financial Statements; and

(y)	the Purchase Price adjusted in accordance with Section 2.1 (a)(ii), (iv) and (v) based on the amounts reflected in the Closing Date Balance Sheet;

and such discrepancy exceeds $1 million, the Purchaser shall pay the amount of any excess over $1 million in the adjusted Purchase Price based on the Closing Date Financial Statements figures (if higher) or the Seller shall pay the amount of such excess over $1 million to the Purchaser if the adjusted Purchase Price based on the Closing Date Balance Sheet figure are higher, as the case may be. Unless disputed, such excess payment shall be made within 10 days from the Company’s adoption of the Closing Date Financial Statements. If either party objects to the figures reflected on the Financial Statements or the adjustments to be made based thereon, the parties may negotiate in good faith to settle such dispute and where such dispute is not settled within 60 days of the commencement of negotiations, either party shall have the right to refer the matter to PricewaterhouseCoopers (“PwC”), acting as an expert and not as arbitrator (the “Expert”). In the event that PwC shall not be able to act as the Expert, and the parties are unable to select another Expert within 30 days from the relevant party’s objection, then the Expert shall be appointed by the President of the Institute of Certified Public Accountants in Israel at either party’s written request, a copy of which shall be simultaneously provided to the other party hereof, provided that such Expert shall be one of the “Big 4” accounting firms.

The Company and the Purchaser shall provide the Seller and, subject to confidentiality undertakings, the Expert with all data and documents and will allow the Seller and the Expert to inspect and make copies of the relevant records of the Company and the Subsidiary as the Seller may reasonably require in connection with the adjustment contemplated herein.

The Expert will be instructed to provide a decision in writing within 30 days of its appointment. Such decision will be final and binding upon the parties. The expenses of the Expert will be borne by the parties equally, and shall not be chargeable to the Company’s books.

Any payment that the Purchaser or the Seller may be obligated to make pursuant to the decision of the Expert will be made within thirty (30) days from such decision.

3.	REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

The Seller hereby represents and warrants to the Purchaser as follows:

	3.1	Constitution and Compliance

(a)

The Company is duly incorporated and validly existing under the laws of the State of Israel, with power and authority to carry on its business as now being conducted and as contemplated to be conducted. The Company has at all times carried on its business and affairs in all material respects in accordance with its Memorandum and Articles of Association and all applicable laws and regulations, and there is no violation or default with respect to any statute, regulation, order, decree, or judgement of any court or any governmental entity which could have a material adverse effect upon the assets or business of the Company. The Company is duly qualified to do business and in good standing in each jurisdiction in which the Company currently conducts business.

	(b)	The Purchaser has received true and accurate copies of the Organisational Documents of the Company and the Subsidiary as of the date of this Agreement.

	(c)	The Company and the Subsidiary maintain all corporate, shareholder or other records and registries required by law. True and complete copies of all such documents have been delivered to the Purchaser.

(d)

The Company and the Subsidiary have made and filed all returns, particulars, resolutions and documents required by the Companies Law 1999 or any other legislation to be filed with the Registrar of Companies or any other governmental or local authority, except as disclosed in Schedule 3.1(d).

3.2	Capitalisation

(a)

Schedule 3.2(a) sets out the authorised and issued share capital of the Company (together with the names and holdings of each of the shareholders of the Company) as of the date of this Agreement and immediately prior to and after the Closing. At and immediately after Closing, the Continuing Shareholders shall continue to hold the Continuing Shareholder Shares constituting the Continuing Shareholder Percentage.

The shareholdings of the Continuing Shareholders in the Seller are listed in Schedule 3.2(a). None of the Continuing Shareholders of the Company is a related party to the Seller (“Baal Inyan”).

(b)

Other than as listed in Schedule 3.2(a), there are no outstanding or authorised subscriptions, options, warrants, calls, rights, commitments, or any other agreements of any character directly or indirectly obligating the Company or the Subsidiary to issue (i) any additional shares or other securities or (ii) any securities or debt convertible into, or exchangeable for, or evidencing the right to subscribe for, any shares other securities.

(c)

Neither the Company nor the Subsidiary has adopted or authorised any plan for the benefit of its officers, employees, consultants or directors which requires or permits the issuance, sale, purchase, or grant of any shares of the Company’s or the Subsidiary’s share capital or other securities or any securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for any such shares or securities, other than as set forth in Schedule 3.2(a).

(d)

All securities of the Company and the Subsidiary have been issued in compliance with all laws, rules and regulations, including applicable securities laws and the Organisational Documents of the Company. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its shares or any warrants, options or other rights to acquire its shares.

(e)

Schedule 3.2(e) lists all equity interests of the Company and the Subsidiary. The Company owns all of the issued and outstanding share capital of the Subsidiary free and clear of all Security Interests.

(f)

All dividends or other distributions of profits including all taxes associated with such dividends declared, made or paid since the date of incorporation of the Company and the Subsidiary have been declared, made or paid in accordance with laws of the State of Israel and the Company’s and Subsidiary’s Organisational Documents.

(g)	The uncalled share capital of the Company is not subject to any Security Interest.

(h)	The Subsidiary is the only active entity in which the Company holds more than 50% of the issued and outstanding share capital, voting rights or other ownership interests.

3.3	Financial Statements

(a)

The Seller has delivered to the Purchaser audited financial statements of the Company for the years ended December 31, 2005 and December 31, 2006 and the reviewed financial statements of the Company ended June 30, 2007 (the “Financial Statements”).

(b)

The Financial Statements are prepared in accordance with the books and records of Company and are accurate in all material respects. The Financial Statements present in a true, complete and fair view, the financial position, assets and liabilities of the Company as of the dates indicated and the results of its operations for such periods. The Financial Statements have been prepared in accordance with GAAP.

(c)

There are no off-balance sheet liabilities, claims, or obligations of any nature, whether accrued, absolute, contingent, anticipated, or otherwise, whether due or to become due, that are not shown or provided for in the Financial Statements. The liabilities of the Company were incurred in the ordinary course of the Company’s business.

(d)

All of the accounts receivable shown on the balance sheets included in the Financial Statements have been collected or are good and collectible in the aggregate recorded amounts thereof (less the allowance for doubtful accounts also appearing in the Financial Statements and net of returns and payment discounts allowable by the Company’s policies) and can reasonably be anticipated to be paid in full without outside collection efforts in accordance with their terms of order and payment, and are not subject to counterclaims or setoffs in excess of recorded reserves.

(e)	The Financial Statements:

(i)	make adequate provision for depreciation of the fixed assets of the Company having regard to their original cost and estimated life;

(ii)	make due provision for any bad or doubtful debts;

(iii)	make adequate provision for severance pay, vacation pay and all social benefits due to employees;

(iv)	make adequate provisions for warranty claims pursuant to the Company’s policy;

(v)

set out correctly all such reserves or provisions for Taxes as are necessary on the basis of the rates of such Taxes now in force to cover all Taxes (present and future) in respect of any transaction occurring prior to the date of the Financial Statements, liable to be assessed on the Company for which the Company is accountable up to such date;

(vi)	set out the inventory and fixed assets at the lower of the cost price or market value; and

(vii)	adequately record all assets and liabilities of the Company.

(f)

There has been no material change in the amount of “contracts in process” based on the latest cost budget and profit forecast for any of the Korea and China projects compared with the corresponding figures for “contracts in process” on which the financial statements of the Company for the year ended December 31, 2006 and the period ended June 30, 2007 have been based.

(g)

No event has occurred during the period covered by the Financial Statements that has resulted in the profits of the Company in respect of such period being abnormally high or low. The Financial Statements are not affected by any materially unusual or non-recurring items, except as disclosed in the Financial Statements.

(h)	The inventory shown on the Financial Statements consists of items of quantity, quality and kind usable in the normal course of the business of the Company.

3.4	Business to Date

	(a)	Since December 31, 2006, (and in the case of paragraph (i) below, since June 30, 2007) except as provided in Schedule 3.4(a) attached hereto:

(i)

neither the Company nor the Subsidiary has entered into any sale, purchase order, borrowing or other financial transaction in excess of $750,000 per transaction or greater than $2,000,000 in the aggregate as to both;

(ii)

there has been no material adverse change in the business, operations, assets, liabilities, or condition (financial or otherwise) of the Company or the Subsidiary or any material adverse change in any of the Ituran, Arad, Korea or China projects (beyond that described in Schedule 3.4(a)). Without derogating from the above, it is clarified that an unconditional notice in writing from KLIC stating that the Second Phase and Third Phase of the project in Korea are terminated shall be deemed a material adverse change pursuant to this Agreement (regardless of the reason for such termination);

(iii)

neither the Company nor the Subsidiary has declared or paid any cash dividend or made any distribution on its shares, other than the Dividend Distribution Immediately Prior to Closing or any other distribution which does not reduce the Net Cash below $5 million and does not breach the ratios provided for in Sections 2.1 (a)(iv) and (v) with respect to Net Tangible Assets, the Current Ratio and the Quick Ratio; and

(iv)

there has been no sale, assignment, or transfer of any tangible asset of the Company or the Subsidiary except in the ordinary course of business and no sale, assignment, or transfer of any patent, trademark, trade secret, or other intangible asset of the Company.

(b)

Since June 30th, 2007, neither the Company nor the Subsidiary have incurred any debts or financial liabilities of any nature whatsoever, fixed or variable or contingent, or known, which are currently unpaid, except as shown on Schedule 3.4(b) (except for debts or financial liabilities of up to $500,000 in the aggregate as to both the Company and the Subsidiary.

	(c)	There are no outstanding debts owed to the Company or the Subsidiary other than accounts receivable in the ordinary course of business except as detailed in Schedule 3.4(c).

	(d)	There are no bad or doubtful debts on the Company’s or the Subsidiary’s books at the date hereof, except as specified in the Financial Statements.

	(e)	Full and accurate details of all bank accounts, overdrafts, loans, guarantees or other financial facilities outstanding or available to the Company or the Subsidiary are contained in Schedule 3.4(e).

	(f)	The Dividend Distribution Immediately Prior to Closing is a permitted distribution under Section 302 of the Companies Law 1999.

The Dividend Distribution Immediately Prior to Closing has been paid or will be paid net of any withholding or deduction required by law and will be treated in the financial statements of the Company as having been distributed in full from retained earnings.

3.5	Properties

(a)

Full and accurate details of the Company’s and the Subsidiary’s tangible properties and tangible assets are contained in Schedule 3.5 to this Agreement (except for inventory). The Company and the Subsidiary each has good title to, or valid leasehold interest in, all properties and assets used in its business or owned by it, free and clear of all Security Interests.

	(b)	No asset of the Company has been acquired for any consideration other than by way of bargain at arm’s length.

(c)

Other than the shares of the Subsidiary owned by the Company, neither the Company nor the Subsidiary is the holder or the beneficial owner of any share, debenture, mortgage, or security (or interest therein) in any other active company or corporation, or a member of any partnership or unincorporated association or limited liability company, except for shares in LocatioNet Ltd. and portfolio investment in listed shares.

3.6	Taxation

For the purpose of this Section 3.6 the term “Company” shall include the Company and the Subsidiary.

(a)

All reports, returns or other information required to be filed by or on behalf of the Company or the Subsidiary regarding Taxes have been filed on a timely basis with the appropriate governmental authorities in all requisite jurisdictions and all such returns, reports or other information were true, correct and complete in all material respects. The Company has final Israeli Tax assessments until December 31, 2004.

(b)

To the best knowledge of the Seller, all Taxes due and payable with respect to the period ended December 31st 2006 and through October 15, 2007 have been fully and timely paid and the Company and the Subsidiary do not have any liability for Taxes with respect to such period in excess of the amounts so paid.

(c)

There is no dispute with any Tax authority in Israel or elsewhere in relation to the affairs of the Company or the Subsidiary. There are no circumstances which will or may, whether by lapse of time or the issue of any notice of assessment or otherwise, give rise to any material dispute with any relevant Tax authority in relation to the Company’s or the Subsidiary’s liability or accountability for Taxes under currently enacted statutes and regulations, any claim made by it, any relief, deduction, or allowance afforded to either such company, or in relation to the status or character of the Company or the Subsidiary under or for the purpose of any provision of any legislation relating to Taxes.

(d)

The Company is in compliance in all material respects with all terms and conditions of any Tax exemptions, Tax holiday or other Tax reduction agreement, approval or order of any government and, to the Company’s knowledge, subject to the receipt of the Investment Center approval, the consummation of the Transaction will not have any adverse effect on: (i) the validity and effectiveness of any such Tax exemptions, Tax holiday or other Tax reduction agreement or order; and (ii) the continued qualification for the Grants or the terms or duration thereof or require any recapture of any previously claimed incentive under such Grants.

(e)	The Company’s issued and paid share capital, including share premium, is higher than NIS 5,000,000.

(f)	The Company has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(g)

The Company had final tax assessments until and including the year 2004. Since 2005, the Company has not requested, offered to enter into or entered into any agreement or other arrangement, or executed any waiver, providing for any extension of time within which: (i) to file any tax return covering any Taxes for which the Company is or may be liable; (ii) to file any elections, designations or similar filings relating to Taxes for which the Company is or may be liable; (iii) the Company is required to pay or remit any Taxes or amounts on account of Taxes; or (iv) any governmental authority may assess or collect Taxes for which the Company is or may be liable.

(h)

The Company has not made, prepared or filed any elections, designations or similar filings relating to Taxes or entered into any agreement or other arrangement in respect of Taxes or tax returns that has effect for any period ending after the Closing Date.

(i)

The Company has duly and timely withheld all Taxes and other amounts required by law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any person, including any employees, officers or directors and any non-resident person), and has duly and timely remitted to the appropriate governmental authority such Taxes and other amounts required by law to be remitted by it.

(j)

Except as set forth in Schedule 3.6(j), the Company does not conduct and has not conducted any trade or business in any other country except Israel and does not have a permanent establishment in any other country except Israel.

(k)

Set forth in Schedule 3.6(k) are the net operating loss, net capital loss, credits, charitable contribution, surplus expenses and any other Tax attributes carry forward (by type of carry forward and expiration date, if any) of the Company, until December 31, 2006.

(l)

The Company has delivered to the Purchaser accurate copies of the Israeli Income Tax Returns of the Company for the year ended December 31, 2005 and shall have delivered by Closing the Israeli Income Tax Return of the Company for the year 2006.

(m)

Neither the Company nor the Seller (in connection with its shares in the Company) are subject to any restrictions or limitations pursuant to Part E2 of the Israeli Income Tax Ordinance or pursuant to any tax ruling made with reference to the provisions of Part E2, that may be violated as a result of the consummation of this Agreement.

(n)

All books and records which the Company is required under Israeli law to keep for Tax purposes (including all documents and records likely to be needed to defend any challenge by any governmental entity to the transfer pricing of any transaction) have been duly kept in accordance with all applicable requirements and are available for inspection at the premises of the Company.

(o)

Since January 1, 2007, the Company has not performed and was not part of any action or transaction that is classified as a “reportable transaction” under section 131(g) of the Israeli Income Tax Ordinance and the regulations promulgated thereunder.

	(p)	All the agreements that the Company has signed with the Israeli Tax Authority and all the rulings and decisions received by the Company from the Israeli Tax Authority are detailed in Schedule 3.6(p).

3.7	Capital Expenditure and Contracts

(a)

Schedule 3.7(a) contains a true and complete list of all contracts, agreements, instruments, leases, licenses, arrangements, or undertakings of any nature, written or oral, of the Company and the Subsidiary that are in effect including of the types listed below provided each of them is material to Company or the Subsidiary (“Material Contracts”):

(i)	any contract exceeding the monetary value of $500,000;

(ii)	any hire, hire purchase, credit sale or conditional sale agreement or any contract providing for payment on deferred terms in respect of assets purchased by the Company or the Subsidiary;

(iii)

any Security Interest on, over or reflecting any asset of the Company or the Subsidiary (including the issued or unissued share capital of the Company or the Subsidiary), and any agreement or commitment to give or create any such Security Interest;

(iv)	any guarantee, indemnity, security or other agreement pursuant to which the Company or the Subsidiary agrees to become directly or contingently liable for any obligation of any other person;

(v)	any guarantee, indemnity, security or other agreement pursuant to which any third party agrees to become directly or contingently liable for any obligation of the Company or the Subsidiary;

(vi)	any agreement, instrument or other arrangement creating any indebtedness of the Company or the Subsidiary;

(vii)	any power of attorney given by the Company or the Subsidiary with respect to any material asset or business of the Company or the Subsidiary;

(viii)	any agreement, instrument or deed pursuant to which a third party is entitled or authorised to bind or commit the Company or the Subsidiary to any obligation;

(ix)	any application or award of any grant or allowance which is now liable or may in the future become liable to be repaid or which imposes any other obligations on the Company or the Subsidiary;

(x)

any contract with any director, officer, employee (other than contracts relating to the employment of such employee, particulars of which are disclosed in Schedule 3.9(a)), shareholder of the Company or the Subsidiary or any Affiliate of any of the foregoing;

(xi)

any agreement restricting the competitive freedom of the Company or any Subsidiary to provide and take goods and services by such means and from and to such persons as it may from time to time think fit (including any exclusive licenses made by such entities or contracts with other entities limiting rights);

(xii)	any long-term, unusual or onerous contract, arrangement or undertaking or any contract, arrangement or undertaking not made in the ordinary course of business;

(xiii)	any joint venture, consortium or other partnership arrangement or agreement;

(xiv)	any contract or other arrangement which will or may, according to its terms, be terminated as a result of the consummation of the transactions contemplated by this Agreement; and

(xv)	any contracts or arrangements of whatever nature which cannot be terminated without giving rise to any liabilities whatsoever by giving three months notice or less.

(b)	The Purchaser has received true, correct, and complete translated copies (or where oral, written descriptions) of all Material Contracts.

(c)

All Material Contracts are in full force and effect subject to any matters referred to in Schedule 3.4(a), the Company and the Subsidiary (as appropriate) has performed in all material respects all of its obligations under each Material Contract, and, to the best of the Seller’s knowledge, all third parties with whom the Company or the Subsidiary has transacted business have performed in all material respects all of their obligations thereunder which were due to have been performed. No party to a Material Contract has made a claim to the effect that the Company or the Subsidiary has failed to perform a material obligation thereunder, nor has any such party notified the Company of an intention to terminate or not renew any such contracts. There are no circumstances known to the Company or the Seller which could cause (i) any Material Contract to be terminated or rescinded by any other party or (ii) their terms to be worsened or the Company or the Subsidiary prejudiced as a result of anything done or omitted or permitted to be done by the Company or the Subsidiary.

(d)	The Ituran Technology, as defined in the VLU Production Agreement dated 6 September 2006 between the Company and Korean Location Information (“KLIC”), is owned in part by the Seller.

3.8	Litigation

(a)

There are no civil, criminal, arbitration or administrative proceedings involving the Company, the Subsidiary, including claims on which, to the best knowledge of the Seller, the Company, the Subsidiary may be vicariously liable. No such proceedings and no claims of any nature are pending or to the best knowledge of the Seller threatened by or against the Company, the Subsidiary or the directors of the Company, the Subsidiary or any such person or in respect whereof the Company, the Subsidiary is liable to indemnify any party concerned and, to the best knowledge of the Seller, there are no facts likely to give rise to any such proceedings.

(b)

Neither the Company nor the Subsidiary is subject to any order or judgement given by any court or governmental agency or has been a party to any undertaking or assurance given to any court or governmental agency which is still in force nor are there any facts or circumstances (with or without the giving of notice or lapse of time) which would be likely to result in the Company or the Subsidiary becoming subject to such an order or judgement or being required to be a party to any such undertaking or assurance.

(c)

To the best knowledge of the Seller, none of the Company, the Subsidiary, the directors of the Company or the Subsidiary or any of the employees thereof is the subject of any investigation, enquiry, process or request for information in respect of any of the activities of the Company or the Subsidiary by any competent authority and no such procedures are pending or threatened and, having made due and careful enquiries, the Seller knows of no facts which are likely to give rise to any such proceedings.

(d)

The Company has not received any complaint in writing regarding (and to the best knowledge of the Seller, neither the Company nor the Subsidiary has sold) products which are or may in any material aspect be faulty or defective or which do not comply in any material respect with any warranties or representations expressly or impliedly made by the Company or the Subsidiary.

(e)

The Company and the Subsidiary have obtained all licences, consents, approvals, permissions, permits, certificates and authorities necessary for the carrying on of its business in the places and in the manner in which such business is now carried on including pursuant to all environmental legislation all of which are valid and subsisting and the Company knows of no reason or of any fact or circumstances (with or without the giving of notice or lapse of time), which would be likely to give rise to any reason why any of them should be suspended, cancelled, revoked or not renewed.

3.9	Employees

(a)

A list of all the directors, officers, employees and consultants (excluding consultants receiving less than $10,000 per year, lawyers and accountants) of the Company and the Subsidiary (the “Employees”) is attached hereto as Schedule 3.9(a). Schedule 3.9(a) also shows all benefits (including share options or rights) payable or which the Company or the Subsidiary, as relevant, is bound to provide (whether now or in the future) to each Employee.

(b)

No key employee of the Company or the Subsidiary has been dismissed in the last six months or has given notice of termination of his employment except for Mr. Ron Shamai. Mr. Eddy Kaffry’s employment by the Company is for a fixed period of time until August 2010. Mr. Avry Franco and Mr. Roman Sternberg’s employment by the Company is for a fixed period of time until 31 December 2007. Their employment agreements are renewed automatically unless the Company decides to discontinue their employment. No such decision was yet made to date.

(c)

The Seller has delivered true and complete copies of all employment and consultancy agreements (including any agreements between the Company or the Subsidiary and any such Employee concerning Intellectual Property, confidentiality and non-competition) under which the Employees are engaged.

Except for extension orders of common application to all employees in Israel, all collective bargaining agreements with any labour union or any local or subdivision thereof or any extension orders applicable to the Company or the Subsidiary are listed in Schedule 3.9(c).

There are no material customs or customary practices regarding Employees that could be deemed to be binding on the Company or the Subsidiary.

(d)

There are no agreements or arrangements, whether written or not, for the payment of any pensions, allowances, lump sums or other like benefits on retirement or on death or termination or during periods of sickness or disablement for the benefit of any Employee or former Employee of the Company or the Subsidiary or for the benefit of the dependants of any such person in operation at the date hereof except as provided in the agreements delivered to the Purchaser pursuant to Section 3.9(c) hereto and except with regard to Ms. Etti Inbar. The Company and the Subsidiary have fulfilled all their obligations under any law or agreement to the Employees

(e)

Attached as Schedule 3.9(e) is a true and complete copy of all share or stock option plans approved by the Company or the Subsidiary. Currently there are no outstanding options granted pursuant thereto.

(f)

The Company and the Subsidiary has complied with all material legislative or other official provisions relating to Employees, and their terms and conditions of employment or engagement and has made all deductions and payments to the Income Tax Authorities and the National Insurance Institute required to be made by law.

(g)

Any liabilities with regard to severance pay and accrued vacation days due to all the Employees according to any law or agreement (including but not limited to: any personal or collective agreement, extension order or custom in the workplace) are fully funded and the Seller is not aware of any circumstances whereby any Employee may have any claim for compensation on termination of employment beyond the said funded liabilities with regard to severance pay and accrued vacation days. The Seller has not received any claim to be made by any Employee for payment of compensation arising from the acquisition of the Purchase Shares by the Purchaser as contemplated hereby.

(h)

To the best knowledge of the Seller, all consultants (except for Mr Ishay Sagiv) are rightly classified as consultants and cannot be reclassified by the courts or any other authority as employees of the Company or the Subsidiary. No consultant is entitled to any rights under the labor laws of any applicable jurisdictions, including severance pay. All said consultants have received all of the rights to which they are entitled according to any applicable law. Any individuals employed by manpower companies which are engaged by the Company for the provision of services to the Company cannot be reclassified as employees of the Company or the Subsidiary and are not entitled to any employment entitlements from either the Company or the Subsidiary.

3.10	Insurance

	(a)	Each of the Company and the Subsidiary is insured in amounts, scope and covering such risks which the Company believes is adequate. All such insurance policies are in full force and effect.

	(b)	Full and accurate copies of the insurance policies of the Company and the Subsidiary have been delivered to the Purchaser. A list of such policies is contained in Schedule 3.10.

(c)

Neither the Company nor the Subsidiary has done or suffered anything to be done which has rendered or might render any polices of insurance taken out by them void or voidable or which might result in a material increase in premiums and the Company and the Subsidiary have complied with all conditions attached to such policies.

	(d)	There is no material claim outstanding under any of such policies and nor are there, to the best of the Seller’knowledge, any circumstances likely to give rise to a material claim.

3.11	Intellectual Property

(a)

A full list of all registrations and applications for registrations of Intellectual Property and renewals thereof, the applicable jurisdiction, registration number (or application number) and date issued (or date filed) is described in Schedule 3.11(a). Except as set out in Schedule 3.11(a)(ii), such Intellectual Property is owned outright by the Company, free and clear of any rights of any third party, including any Security Interests. The Company has the right to use all of the patents set out in Schedule 3.11(a)(ii) pursuant to an agreement dated 25 November 1999 between the Seller, Tadiran Ltd. and the Company, and an agreement dated 1 January 1997, between Tadiran Ltd. and the Company (as amended on 24 November 1999).

(b)

Except as disclosed in Schedule 3.11(b), neither the Company nor the Subsidiary has licensed any Intellectual Property from third parties (not including off the shelf software licensed from third parties and not to be incorporated in intellectual property distributed by the Company or the Subsidiary).

(c)

Except as disclosed in Schedule 3.11(c), neither the Company nor the Subsidiary has granted any licence of any Intellectual Property to any third parties, and except as granted by the Company to its subcontractors.

	(d)	To the best knowledge and belief of the Seller, the Company will be able to obtain or acquire rights to use all of the Intellectual Property required for the Mesh Networks product.

The Company owns or has the right to use all of the Intellectual Property required for the Mesh Networks product, to the best knowledge of the Company, without the payment of royalties to any third party except for payments made in accordance with the TeleTrac Agreement and to Arad (for sales to China). Sales from the Mesh Product line were not projected in the Business Plan.

(e)

No Intellectual Property used or proposed to be used in the business of the Company or the Subsidiary as currently conducted or as contemplated to be conducted, has, to the best knowledge of the Company or the Seller, infringed or infringes upon any Intellectual Property rights of others. The use of the Intellectual Property in the business of the Company or the Subsidiary as currently conducted will not constitute an infringement, misappropriation or misuse of any Intellectual Property rights of any third party. No third party has the right to assert any claim regarding the use of, or challenging or questioning the Company’s or the Subsidiary’s right or title in, any of such Intellectual Property.

The Seller does not believe that it is necessary to use any inventions of any of the Employees (or persons that the Company or the Subsidiary currently intends to engage) made prior to their employment or engagement by the Company or the Subsidiary.

(f)	The Company and the Subsidiary have taken all reasonable measures, including measures against unauthorised disclosure, to protect the secrecy, confidentiality of their Intellectual Property.

(g)

Except as disclosed in Schedule 3.11 (g)(i), all Intellectual Property that has been developed or is currently being developed on behalf of the Company or the Subsidiary by any Employee or other third party is or shall be the sole property of the Company or the Subsidiary.

Each of the Employees are obligated under a written agreement to retain in confidence the proprietary and confidential information of the Company and/or the Subsidiary, including the Intellectual Property in a form attached hereto as Schedule 3.11 (g)(ii).

(h)

None of the current products of the Company requires royalty payments to the OCS. The Company participates in the Magnet consortium and uses certain technology of the Magnet consortium which includes Intellectual Property funded by the OCS.

3.12	Grants and Benefits

Schedule 3.12 provides a complete list of all pending and outstanding grants, incentives and subsidies, and applications therefore (collectively, “Grants”) from the government of the State of Israel or any agency thereof, or from any foreign governmental or administrative agency, granted to the Company or the Subsidiary, including, without limitation, (i) Approved Enterprise Status from the Investment Centre, (ii) grants from the Office of the Chief Scientist (the “OCS”) and (iii) grants from the BIRD Foundation.

The Purchaser has received true and accurate copies of all documents evidencing Grants submitted by the Company or the Subsidiary and of all letters of approval, and supplements thereto, granted to the Company or the Subsidiary. Schedule 3.12 includes the aggregate amounts of each Grant, and the aggregate outstanding obligations thereunder of the Company or the Subsidiary with respect to royalties, or the outstanding amounts to be paid by the OCS to the Company or the Subsidiary. The Company or the Subsidiary, as appropriate, is in compliance, in all material respects, with the terms and conditions of their respective Grants and has duly fulfilled, in all material respects, all the undertakings relating thereto. The Seller is not aware of any event or other set of circumstances which might lead to the revocation or material modification of any of the Grants.

To the best knowledge of the Company, there are no outstanding liabilities on the part of the Company of the Subsidiary to make any royalty or other payment with respect to the Grants.

3.13	Brokers and Finders

Neither the Company, nor any of its Employees or the Subsidiary has employed or made any agreement with any broker, finder or similar agent or any person or firm, which will result in the obligation of the Company or the Purchaser to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

3.14	Insolvency

No insolvency proceedings of any kind have been filed against the Company or the Subsidiary and neither the Company nor the Subsidiary has stopped payment or is insolvent or unable to pay its debts as and when they fall due.

3.15	Environmental

(a)

Neither the Company nor the Subsidiary (or any assets or properties which the Company or the Subsidiary occupies or uses or has occupied or used), have been the subject of any environmental audit or any environmental evaluation, assessment, study or test.

(b)

Neither the Company nor the Subsidiary (or anyone acting on their behalf) has stored, treated, transported or disposed of any hazardous substance other than in a safe manner in accordance with applicable law. “Hazardous substance” means any substance which might damage or pollute the environment (including surface water, ground water, air and land) or be a hazard to human beings.

3.16	Full Disclosure

(a)

Neither this Agreement nor any certificates made or delivered by the Seller in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading, in view of the circumstances in which they were made.

(b)

All information or documents concerning the Company supplied in writing to the Purchaser by the Seller, the Company or its or their agents during the due diligence process was, when given, true and accurate and complete in all material respects and there is no material fact or matter which has not been disclosed in writing which renders any such material information or document untrue or misleading at the date of this Agreement.

3.17	Status of Telematics Beheer B.V.

Telematics Beheer B.V. was liquidated under the laws of Netherlands prior to the Closing.

4.	REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Purchaser as follows:

	4.1	Incorporation

The Seller is duly incorporated and validly existing under the laws of the State of Israel, with power and authority to carry on its business as now being conducted.

	4.2	Authority to Transact

The Seller has the capacity and authority to execute and deliver this Agreement, to perform hereunder and to consummate the transactions contemplated hereby. The board of directors of the Seller has approved the execution and performance of this Agreement and all other corporate action on the part of the Seller and its directors, necessary for the authorisation and execution of this Agreement, the authorisation, sale and delivery of the Purchase Shares and the performance of all of the Seller’s obligations hereunder have been taken. This Agreement constitutes and, when signed by its duly authorised representatives, all other documents contemplated hereby will constitute, valid and legally binding obligations of the Seller, enforceable in accordance with their terms.

	4.3	Execution of Agreement

(a)	The execution and delivery of this Agreement (and the other documents contemplated hereby) by the Seller does not, and the consummation of the transactions contemplated hereby and thereby will not:

	(i)	constitute a breach of any law, rule or regulation of any government applicable to the Seller;

(ii)

require the consent or agreement of any court, governmental body or entity or other third party, save for the Investment Centre, the Israeli anti-trust authority, and the Ministry of Communications regarding the Company’s Trade License for Establishment and Maintenance of Communication Stations;

(iii)

violate any provisions of the Seller’s Organisational Documents or materially violate any contract, agreement, indenture, mortgage, instrument, lease, license, arrangement, or undertaking of any nature, written or oral, of the Seller;

(iv)

result in any violation of, or conflict with or constitute a default under any term of, or result in the creation or enforcement of any Security Interest upon any of the properties or assets of the Seller.

(b)

The execution, delivery and performance of and compliance with this Agreement and the other documents contemplated hereby by the Seller will not cause the Company to lose any interest in or the benefit of any asset, right, license or privilege, it presently owns or enjoys, and will not result in any present or future indebtedness of the Company becoming due prior to its stated maturity. The Company (without making verifications or investigations) is not aware that anyone who normally does business with the Company will cease to do so on the same basis as such business was previously conducted as a result of this Agreement. Compliance with the terms of this Agreement or the other documents contemplated hereby will not give rise to or cause any option or right of pre-emption to become exercisable.

(c)

This Agreement constitutes and, when signed by its duly authorised representatives, the other documents contemplated hereby will constitute, valid and legally binding obligations of the Seller, enforceable in accordance with their terms.

4.4	Purchase Shares

	(a)	The Seller is the owner of such number of the Purchase Shares free and clear of Security Interests.

	(b)	The Seller is entitled to sell the full legal and beneficial interest in the Purchase Shares to the Purchaser on the terms set out in this Agreement.

	(c)	The Purchase Shares:

		(i)	are duly authorised, validly issued, fully paid and non-assessable and have the rights, preferences, privileges, and restrictions set forth in the Company’s Articles of Association;

(ii)

are free of any Security Interests, proxies, voting trusts and other voting agreements, calls or commitments of any kind, other than as explicitly contemplated by the Articles of Association of the Company; and

		(iii)	were issued in compliance with all laws, rules and regulations, including applicable securities laws.

4.5	Brokers and Finders

Neither the Seller, nor any of its employees, shareholders or the Subsidiary has employed or made any agreement with any broker, finder or similar agent or any person or firm, which will result in the obligation of the Company or the Purchaser to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

5.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller as follows:

	5.1	Incorporation

The Purchaser is a duly organized and validly existing corporation in good standing under the laws of the Republic of Singapore.

5.2	Authority to Transact

The Purchaser has the capacity and authority to execute and deliver this Agreement, to perform hereunder and to consummate the transactions contemplated hereby. All corporate action on the part of the Purchaser and its directors, necessary for the authorisation and execution of this Agreement, the purchase of the Purchase Shares and the performance of all of the Purchaser’s obligations hereunder have been taken including the approval of the Board of Directors of the Purchaser, Singapore Technologies Engineering Limited its listed parent company and Singapore Technologies Electronics Limited its immediate holding company which shall be obtained prior to signing this Agreement. This Agreement constitutes and, when signed by its duly authorised representatives, all other documents contemplated hereby will constitute, valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms.

5.3	Execution of Agreement

The execution and delivery of this Agreement by the Purchaser does not, and the consummation of the transactions contemplated hereby will not, violate any provisions of the Organisational Documents of the Purchaser.

5.4	Disputes

There is no suit, action, proceeding, claim or investigation pending against the Purchaser that seeks to prevent the Purchaser from consummating the transactions contemplated hereby.

5.5

As a sophisticated investor with the experience in making capital investments, Purchaser acknowledges that it is capable of understanding and affording the financial risks associated with the transaction contemplated herein and that it has received information in respect to its request for deciding whether to enter into the transactions contemplated herein and has conducted a due diligence review of the Company. Purchaser further acknowledges that it was afforded the opportunity to raise questions and receive answers from Company management, including without limitation with respect to the Company’s business, financial affairs, assets, and liabilities. Purchaser also acknowledges receipt of all the Agreements and documents described in Schedule 5.5.

The provisions of this Section 5.5 shall be without prejudice to the representations and warranties of the Seller contained in Sections 3 and 4 above.

6.	COVENANTS

	6.1	From and after the signing of this Agreement and until the Closing, the Seller covenants and agrees with the Purchaser to fulfil the obligations set out in Sections 6.2 to 6.8.

6.2

The Seller covenants and agrees with the Purchaser that it shall procure that the Company shall not, without the prior written consent of the Purchaser or except to the extent otherwise set forth herein or in the schedules hereto, carry out or cause or permit the Subsidiary to carry out any of the following:

		(a)	issue or sell any shares, stock, options or other securities or seek, negotiate or agree to any investment, direct or indirect, in the equity of the Company or the Subsidiary;

		(b)	incur any capital expenditure or enter into any commitments with regard to capital expenditure in excess of $100,000

		(c)	disposal of intellectual property rights of the Company in any manner to any third party;

(d)

dispose of or agree to dispose of (or grant any option in respect of) any part of the assets of the Company or the Subsidiary in excess of $100,000 or create any Security Interest on any part of the assets of the Company or the Subsidiary;

		(e)	enter into any financing agreement or incur any indebtedness and draw down on any existing credit or overdraft facilities at the Company’s or the Subsidiary’s bank;

(f)

enter into or be a party to any new transaction with any Affiliate or Subsidiary, except pursuant to the reasonable requirements of the Company’s business and upon fair and reasonable terms which are no less favourable to the Company than the Company would obtain in a comparable arm’s length transaction with a person or entity not a shareholder,

(g)

enter into any agreement or take any action that is likely to cause any of the representations and warranties of the Seller under this Agreement not to be true and correct as of the Closing without change, or that is likely to affect the Closing;

(h)

enter into any unusual or abnormal contract or commitment or grant or agree to grant any lease or third party right in respect of any properties, make any loan or enter into any leasing or other agreement or arrangements or payment on deferred terms other than in the ordinary course of business;

(i)

declare make or pay any dividend or other distribution other than a distribution made subject to strict compliance with Sections 2.1(a)(ii), 2.1(a)(iv) and 2.1(a)(v) or other than the Dividend Distribution Immediately Prior to Closing; or

	(j)	hire any executives at a monthly salary in the excess of $7,000 or modify or change materially the terms of any existing employment contracts for the Company’s employees;

	(k)	agree or undertake to do any of the above.

In addition, the Seller shall notify the Purchaser of any transaction in excess of $250,000 or transactions in the aggregate in excess of $500,000.

6.3

The Seller further covenants with the Purchaser that the Seller shall not dispose of any interest in the Purchase Shares or any of them or grant any option over or create or allow to exist any Security Interest over the Purchase Shares or any of them.

6.4	The Seller shall not vote in favour of any shareholders’ resolution of the Company without the prior written consent of the Purchaser.

6.5

During the period prior to the Closing, the Seller shall procure that the Purchaser, its agents and representatives are given full access to the books and records of the Company and to the premises of the Company and the Seller shall, upon request, furnish such information regarding the business and affairs of the Company as the Purchaser may require.

6.6

No announcement or other disclosure concerning the sale and purchase of the Purchase Shares or any ancillary matter shall be made before or after Closing by the parties save in a form agreed between the parties or otherwise as required by law or by the Seller or Purchaser pursuant to their respective obligations as required under the rules or regulations of the respective stock exchanges where they are listed and quoted.

6.7

Notwithstanding any due diligence inquiry conducted by the Purchaser or any of its advisors, the Company undertakes to immediately inform the Purchaser in writing if at any time prior to the Closing it reasonably determines that:

	(a)	There has been a material adverse change in the business, assets, liabilities, financial condition or prospects of the Company or the Subsidiaries;

	(b)	Any of the conditions to Closing stated in Sections 2.3 will not be satisfied; or

	(c)	Either Company or the Seller will not be able to fulfil any of their obligations under this Agreement.

6.8

The Seller agrees not to grant any license to any party in Korea or in China in violation of Section 4.3 of the License and Supply Agreement for Radio Location System dated 31 August 2004 between the Company and Vision Plant Inc., assigned to KLIC on May 18, 2005.

6.9

The Seller agrees to bear the reasonable costs and disbursements of (including attorneys’ fees) and cooperate with the Purchaser and the Company in Purchaser’s attorneys procuring the transfer of registration of ownership of the patents set out in Schedule 3.11(a)(ii) to the Company.

7.	INDEMNIFICATION AND REMEDIES

7.1

The Seller agrees to protect, defend, indemnify, and hold the Purchaser, its directors, employees and advisors harmless against and in respect of any and all loss, liability, deficiency, damage, cost, or expense, or actions in respect thereof (including reasonable legal fees and expenses) (“Damages”), as and when incurred, occasioned by:

		(i)	any breach of this Agreement;

(ii)

any falsity of any of the representations and warranties of the Seller contained in Section 3 above (each such representation and warranty is deemed to be made on the date of this Agreement and at the Closing and shall survive the Closing) or any certificate or other instrument furnished or to be furnished by the Seller hereunder;

		(iii)	any claim by a third party which if true would be such a misrepresentation or breach;

(iv)

any Tax liability arising from any dividend payments – including any dividends by the Company from tax exempt income or other distribution (including redemption of share capital) generated prior to the Closing – provided that such dividends are declared by the Company prior to the Closing;

		(v)	any Tax liability arising for the years ending December 31, 2005 and December 31, 2006 and for the period from January 1, 2007 to the Closing Date.

		(vi)	in addition to the above, with regard to the following matters (“Employee Matters”):

(A) any liability for unfunded severance pay obligations towards all Employees under any law or agreement (including but not limited to: any personal or collective employment agreements, extension orders and custom in the workplace) with regard to their period of employment up to Closing;

(B) Notwithstanding the generality of the above, any liability for unfunded severance pay obligations towards the Senior Employees with regard to their period of employment up to Closing;

(C) liabilities for unfunded early pension or special severance payments required to be paid to Mr. Moty Veller and Mr. Zvi Ganor up to Closing;

(D) liabilities for unfunded early pension or special severance payments required to be paid to Mr. Moty Veller and Mr. Zvi Ganor due to the extension of their retirement age up to Closing; and

(E) liability for unfunded increased severance payments required for 14 employees subject to collective bargaining agreements up to Closing;

(F) liabilities with regard to any recuperation pay entitlement towards the Senior Employees due to their period of employment by the Company up to Closing.

(G) bonus payments paid to Employees in accordance with past practice of the Company, in respect of the period up to Closing.

(H) any liability for the period up to the Closing regarding characterization of any consultants as employees of the Company or the Subsidiary.

(vii)	any liability for Tax regarding Program 246, any prior dividend distribution or tax in connection therewith, any inter-company loan, repayment or waiver thereof, and any inter-company transfer prices;

(viii)	any liability to the Bird Foundation, the OCS and the Magnet consortium of the OCS for the period prior to the Closing;

(ix)

Any tax liability arising from any related party transactions subject to Section 85A of the Israeli Income Tax Ordinance which are conducted by the Company and made other than on an arm’s length basis in accordance with Section 85A of the Ordinance.

Notwithstanding the aforesaid, the Seller shall be under no obligation to indemnify the Purchaser in respect of any one of the following: (i) any liabilities that are provided for in the Financial Statements; or (ii) any matter that has been taken into account in the reduction of the Enterprise Value pursuant to Section 2.1(ii)-(v) above.

7.2

In addition, the Seller agrees to defend, indemnify, and hold the Purchaser, its directors, employees and advisors harmless against and in respect of any Damages, as and when incurred, occasioned by (i) any falsity of any of the representations and warranties of the Seller contained in Section 4 above (each such representation and warranty is deemed to be made on the date of this Agreement and at the Closing and shall survive the Closing) or any certificate or other instrument furnished or to be furnished by the Seller hereunder; or (ii) any claim by a third party which if true would be such a misrepresentation.

7.3

Promptly after (i) receipt by the Purchaser (or any of its directors, employees and advisors) of notice of the commencement of any action, proceeding, or investigation; or (ii) the Purchaser (or any of its directors, employees and advisors) becoming aware of any breach of this Agreement or falsity of representation, in each case, in respect of which indemnity may be sought as provided above, such person (the “Indemnified Party”) shall notify the Seller (the “Indemnifying Party”) of the claim and, when known, the facts constituting the basis of such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceeding by a third party, the notice to the Indemnifying Party shall specify, if known, the amount of damages asserted by such third party.

7.4

Upon receipt of any such notice from the Indemnified Party, the Indemnifying Party shall be entitled to participate in the defence of such claim; and the Indemnifying Party may assume the defence of such claim if:

(a)

the Indemnifying Party confirms in writing its obligations to indemnify the Indemnified Party with respect to such claim reasonably acceptable to the Indemnified Party in all respects sufficient to ensure payment of all amounts which are indemnifiable hereunder;

(b)

the Indemnified Party, in its good faith discretion, does not notify the Indemnifying Party (in writing, with reasonable explanation) that it has determined a conflict of interest which makes separate representation by the Indemnified Party’s own counsel advisable;

	(c)	the claim does not involve a claim for injunctive or other similar equitable relief against the Indemnified Party; and

	(d)	the claim does not involve any criminal law claim against the Indemnified Party or its directors, officers, employees or agents.

The Parties acknowledge and agree that in the event the Indemnifying Party has properly assumed the defence of such claims provided herein, the Indemnified Party shall be entitled to retain its own counsel to participate in the defence of such claim at its own cost and expense.

The Indemnified Party shall not settle or compromise any claim without the prior written consent of the Indemnifying Party not to be unreasonably withheld.

7.5

No claim shall be settled or compromised by the Indemnifying Party without the written consent of the Indemnified Party if such settlement or compromise requires the Indemnified Party to make any payment or to take or refrain from taking any action or enjoins the Indemnified Party or subjects it to other equitable relief or subjects it to any potential criminal law, claim or liability.

7.6

Any claim for breach of a representation or warranty under this Agreement shall be brought within the period commencing the Closing Date and ending sixty (60) days following the publication of the 2009 financial statements of the Company, but in any event by no later than May 31, 2010 provided that any claim regarding a breach of Sections 3.6 (Taxation) and 4.4 (Purchase Shares) may be brought at any time during the applicable statute of limitations period. The parties shall execute a Limitation Agreement, substantially in the form attached hereto as Exhibit 7.6.

7.7

The provisions of this Section 7 shall not limit or impair any right or remedy arising from any breach of this Agreement. In addition to any other remedy provided by law or equity, injunctive relief may be obtained to enjoin the breach, or threatened breach, of any provision of this Agreement and each party shall be entitled to the specific performance by the other of its obligations hereunder and thereunder.

7.8

The rights of the Purchaser (and its directors, employees and advisors) to indemnification under this Section 7 shall not be affected by any examination made for or on behalf of the Purchaser or the knowledge of any of the Purchaser’s officers, directors, employees or agents, unless such matter is disclosed in this Agreement or any Schedule attached hereto.

7.9

It is hereby agreed that in any event no claim will be brought against the Seller unless the damages exceed in aggregate US$500,000, and in such case the Seller should compensate the Purchaser only if the final amount due is in excess of $500,000, but in such case, the full final amount due shall be payable. In any event the Seller shall not be obliged to compensate the Purchaser for any indirect, incidental damages or loss of potential profits.

7.10

Furthermore, notwithstanding the aforesaid, any amount constituting any indemnification hereunder based on a decrease in value of the Company (but not any direct Damages of the Purchaser) shall be calculated as the Shareholding Percentage of the total amount to be indemnified (based on the Purchaser’s percentage holdings in the Company on the Closing). Furthermore, any such Damages which may be deducted as an expense for tax purposes, shall be calculated less the income tax which the Company would have paid without incurring such expense.

8.	MISCELLANEOUS

	8.1	Communications

All notices or other communications hereunder shall be in writing and shall be given in person, by registered mail (registered international air mail if mailed internationally), by an overnight courier service which obtains a receipt to evidence delivery, or by facsimile transmission (provided that written confirmation of receipt is provided) with a copy by mail, addressed as set forth below:

If to the Seller:	Ituran Location and Control Ltd. 3 Hashikma St. Azour Israel Fax: +972 3 557 1393 Attn: Mr. Eyal Sheratsky

With a copy to:	Yoram L. Cohen, Ashalgi, Fisher, Eshel 2 Weizmann Street Tel-Aviv ISRAEL Fax: 972-3-6931919 Attn: Yoram L. Cohen, Adv.

If to the Purchaser:	100 Jurong East Street 21, Singapore 609602 Attention: Legal Director Telephone: +65 6568 7117 Facsimile: +65 6567 7920

with a copy to:	Herzog, Fox & Neeman 4 Weizmann Street, Asia House Tel-Aviv 64239 ISRAEL Fax: 972-3-696-6464 Attn: Mr. Alan Sacks

or such other address as any party may designate to the other in accordance with the aforesaid procedure. All communications delivered in person or by courier service shall be deemed to have been given upon delivery, those given by facsimile transmission shall be deemed given on the Business Day following transmission with confirmed answer back, and all notices and other communications sent by registered mail (or air mail if the posting is international) shall be deemed given ten (10) days after posting.

8.2	Successors and Assignees

(a)

If the Purchase Shares shall at any time be sold or transferred to an Affiliate of the Purchaser, then (so long as the purchaser or transferee remains an Affiliate of the Purchaser) the benefit of each of the obligations, undertakings, indemnities, representations or warranties undertaken or given by the Seller under or pursuant to this Agreement shall be assignable to the purchaser or transferee of the Purchase Shares and such purchaser or transferee shall be entitled to enforce the same against the Seller as if it were named in this Agreement as the Purchaser (provided that the purchaser or transferee agrees to abide by any outstanding obligations on the part of the Purchaser herein).

	(b)	Save as set out herein, none of the rights or obligations under or pursuant to this Agreement may be assigned or transferred to any other person without the written consent of all the parties.

	(c)	This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

8.3	Expenses

The Seller shall be responsible for all costs incurred by the Seller and the Company in connection with the preparation and negotiation of this Agreement any other documents or actions relating to the transactions contemplated by this Agreement. The Purchaser shall be responsible for costs incurred by the Purchaser in connection with this Agreement.

8.4	Delays or Omissions; Waiver

The rights of a party may be waived by such party only in writing and specifically; the conduct of any one of the parties shall not be deemed a waiver of any of its rights pursuant to this Agreement and/or as a waiver or consent on its part as to any breach or failure to meet any of the terms of this Agreement or as an amendment hereto. A waiver by a party in respect of a breach by the other party of its obligations shall not be construed as a justification or excuse for a further breach of its obligations.

No delay or omission to exercise any right, power, or remedy accruing to any party hereto upon any breach or default by the other under this Agreement shall impair any such right or remedy nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein or in any similar breach or default thereafter occurring.

8.5	Amendment

This Agreement may be amended or modified only by a written document signed by all the parties hereto.

8.6	Entire Agreement

This Agreement (together with the recitals, schedules, appendices, annexes and exhibits hereto attached hereto) contains the entire understanding of the parties with respect to its subject matter and all prior negotiations, discussions, agreements, commitments and understandings between them with respect thereto not expressly contained herein shall be null and void in their entirety, effective immediately with no further action required. The MOU dated April 26, 2007 and executed between the parties is hereby null and void.

8.7	Severability

If a provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect the validity or enforceability in that jurisdiction of any other provision hereof or the validity or enforceability in other jurisdictions of that or any other provision hereof.

Where provisions of any applicable law resulting in such illegality, invalidity or unenforceability may be waived, they are hereby waived by each party to the full extent permitted so that this Agreement shall be deemed valid and binding agreements.

8.8	Counterparts, Facsimile Signatures

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. A signed Agreement received by a party hereto via facsimile will be deemed an original, and binding upon the party who signed it.

8.9	Governing Law and Venue

The Agreement shall be governed by and construed in accordance with the laws of the State of Israel, without giving effect to the principles thereof relating to conflict of laws. The competent courts of Tel-Aviv shall have exclusive jurisdiction to hear all disputes arising in connection with this Agreement and no other courts shall have any jurisdiction whatsoever in respect of such disputes.

8.10	Further Actions

At any time and from time to time, each party agrees, without further consideration, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

8.11	No Third-Party Beneficiaries

Nothing in this Agreement shall create or confer upon any person or entity, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities, except as expressly provided herein.

[rest of this page intentionally left blank]

[Signature Page of Share Purchase Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed on the date herein above set forth.

ITURAN LOCATION AND CONTROL LIMITED	ST ELECTRONICS (INFO-COMM SYSTEMS) PTE LTD

By:	By:

Name:	Name:

Title:	Title:

TELEMATICS WIRELESS LTD

By:

Name:

Title: